Exhibit 99.1

Contact:	Sheila Davis, Public Relations/Investor Relations Manager
641-585-6803
sdavis@winnebagoind.com

Hanson Capital Partners, LLC Enters into Second Stock Sales Trading Plan

FOREST CITY, IOWA, February 12, 2004 – Winnebago Industries, Inc. (NYSE: WGO) announced that it was informed that Hanson Capital Partners, LLC (“HCP”), which is owned and controlled by the family of Company founder John K. Hanson and his wife, Luise V. Hanson, entered into a written trading plan today, pursuant to SEC Rule 10b5-1(c) relating to future sales of the Company’s common stock. As of February 12, 2004, HCP was the owner of 2,262,006 shares of the Company’s common stock, or approximately 13% of currently outstanding shares. HCP’s trading plan calls for daily sales of the Company’s common stock in amounts dependent upon the prevailing market price. HCP intends to sell up to 1.25 million shares of the Company’s common stock under the trading plan. The maximum number of shares of the Company’s common stock that may be sold under the trading plan will be adjusted automatically on a proportionate basis to take into account a 2-for-1 split of Winnebago Industries’ common stock effective March 5, 2004. The trading plan terminates on July 31, 2004, unless terminated earlier in accordance with its terms. This is the second Rule 10b5-1 trading plan to be executed by HCP. The previous plan was executed for the sale of 700,000 shares of the Company’s common stock on November 12, 2003 and completed on January 6, 2004.

John V. Hanson, a Managing Director of HCP and a Director of the Company, stated that entering into the Rule 10b5-1 trading plan was a continuation of the strategy of the Hanson family and HCP, which it has been executing since 1997, to diversify its investment portfolio in an orderly manner.

ABOUT WINNEBAGO INDUSTRIES
Winnebago Industries, Inc. is the leading United States manufacturer of motor homes, self-contained recreation vehicles used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes under the Winnebago, Itasca, Rialta and Ultimate brand names with state-of-the-art computer-aided design and manufacturing systems on automotive-styled assembly lines. The Company’s common stock is listed on the New York, Chicago and Pacific Stock Exchanges and traded under the symbol WGO. Options for the Company’s common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries investor relations material, to add your name to an automatic email list for Company news releases or for information on a dollar-based stock investment service for the Company’s stock, visit, http://www.winnebagoind.com/html/company/investorRelations.html

# # #